Exhibit 99.1

For more information:

Jennifer Straumins, 317-328-5660

jennifer.straumins@calumetspecialty.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces Public Offering of Common Units

Indianapolis, IN (March 25, 2013) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) announced today the commencement, subject to market conditions, of an underwritten public offering of 5,250,000 common units. Calumet also intends to grant the underwriters the option to purchase up to 787,500 additional common units.

Calumet intends to use the net proceeds from this common unit offering, including a proportionate capital contribution from its general partner, for general partnership purposes, including working capital, capital expenditures, acquisitions and potentially the redemption or repurchase of outstanding notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

Barclays Capital Inc., BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint book-running managers for the offering. Deutsche Bank Securities Inc., Goldman, Sachs & Co. and MLV & Co. LLC are acting as co-managers for the offering. An investor may obtain a free electronic copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering by visiting EDGAR on the SEC website at www.sec.gov or from the underwriters as follows:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 E-mail: barclaysprospectus@broadridge.com Telephone: 1-888-603-5847	BofA Merrill Lynch Attention: Prospectus Department 222 Broadway New York, NY 10038 E-mail: dg.prospectus_requests@baml.com

Credit Suisse Securities (USA) LLC Prospectus Department One Madison Avenue	J.P. Morgan Securities LLC via Broadridge Financial Solutions 1155 Long Island Avenue

New York, NY 10010-3629, USA

Phone: (800) 221-1037

newyork.prospectus@credit-suisse.com

RBC Capital Markets, LLC

Attn: Prospectus Department

Three World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281-8098

Phone: (877) 822-4089

Edgewood, New York 11717 Toll Free: (866) 803-9204

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eleven facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas and eastern Missouri.

This press release includes statements regarding this common units offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Known material risks, uncertainties and other factors that can affect future results are discussed in the prospectus for the common units offering and Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.